Exhibit 99.1

AMERICAN MORTGAGE ACCEPTANCE COMPANY

REPORTS SECOND QUARTER FINANCIAL RESULTS

NEW YORK, NY – August 8, 2005 – American Mortgage Acceptance Company (“AMAC” or the “Company”) (AMEX: AMC) today announced financial results for the second quarter and the six months ended June 30, 2005.

Financial Highlights

AMAC reported total revenues of approximately $7.3 million for the three months ended June 30, 2005, representing an increase of approximately 34.8% as compared to revenues of approximately $5.4 million for the three months ended June 30, 2004. AMAC’s total revenues for the six months ended June 30, 2005 was approximately $13.5 million, representing an increase of approximately 23.9% as compared to revenues of approximately $10.9 million for the six months ended June 30, 2004. The increase in revenues compared to the second quarter and first six months of 2004 was primarily due to additional investments in debt securities and mortgage loans.

For the three months ended June 30, 2005, AMAC earned net income of approximately $3.1 million, representing a decrease of approximately 8.4% as compared to net income of approximately $3.4 million for the three months ended June 30, 2004. On a per share basis (basic and diluted), net income was $0.37 for the three months ended June 30, 2005, representing a decrease of approximately 7.5% as compared to net income of $0.40 for the three months ended June 30, 2004. For the six months ended June 30, 2005, AMAC earned net income of approximately $5.9 million, representing a decrease of approximately 11.7% as compared to net income of approximately $6.7 million for the six months ended June 30, 2004. On a per share basis (basic and diluted), net income was $0.71 for the six months ended June 30, 2005, representing a decrease of approximately 11.3% as compared to $0.80 for the six months ended June 30, 2004. Net income for the three and six months ended June 30, 2005, was impacted by depreciation recorded on real estate owned in 2005, while none was recognized in the first half of 2004, as well as administrative, legal and financing costs, which outpaced the income from additional investments.

Funds from Operations (“FFO”) for the three months ended June 30, 2005 was approximately $3.4 million, flat with the three months ended June 30, 2004. On a per share basis (basic and diluted), FFO was $0.41 for the three months ended June 30, 2005, equal to the three months ended June 30, 2004. FFO for the six months ended June 30, 2005 was approximately $6.6 million, representing a decrease of approximately 5.5% as compared to FFO of approximately $7.0 million for the six months ended June 30, 2004. On a per share basis (basic and diluted), FFO was $0.79 for the six months ended June 30, 2005, representing a decrease of approximately 6.0% as compared to FFO of $0.84 for the six months ended June 30, 2004. The FFO results were impacted by the same cost factors as were net income results, exclusive of depreciation.

AMAC’s present quarterly dividend on an annualized basis is $1.60 per share, representing an approximate 10.0% yield on the $15.93 per share closing price on August 5, 2005.

“AMAC’s second quarter financial performance was impacted by the timing of the deployment of capital, as well as increased expenses and financing costs,” said Stuart J. Boesky, President and Chief Executive Officer of AMAC. “While our investment activity in the first quarter of 2005 was slow, the Company has gained tremendous momentum in the second quarter and our pipeline remains solid. Our expansion into lending for asset classes other than multifamily has proven to be a true competitive advantage for AMAC. In the second quarter, we originated or acquired over $30 million of investments. Finally, our investment portfolio remains healthy and continues to perform.”

Investment Activity

AMAC’s investment activity in the second quarter included the following:

•	The partial funding of $10.6 million of fixed rate mezzanine loans ($6.4 million funded at close);

•	The partial funding of an $8.4 million floating rate mezzanine loan ($6.9 million funded at close);

•	The acquisition of a $3.9 million fixed rate Fannie Mae Certificate; and

•	The funding of a $7.5 million first mortgage in connection with a loan stabilization guarantee. The loan, which is expected to be repaid when permanent financing is arranged, bears interest at a fixed rate.

Management Conference Call

Management will conduct a conference call today to review the Company’s second quarter financial results for the period ended June 30, 2005. The conference call is scheduled for 11:00 a.m. Eastern Time. Callers will be invited to ask questions. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 289-0496. For interested individuals unable to join the conference call, a replay of the call will be available through Friday, August 12, 2005, at (888) 203-1112 (Passcode 5384527) or on our website, www.americanmortgageco.com, through Monday, August 22, 2005.

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which will be available in the Investor Relations section of the AMAC website at www.americanmortgageco.com.

About the Company

AMAC is a real estate investment trust that specializes in commercial real estate finance. AMAC originates and acquires mezzanine loans, bridge loans, and government-insured first mortgages secured by properties throughout the United States. For more information, please visit our website at www.americanmortgageco.com or contact the Shareholder Services Department directly at (800) 831-4826.

AMERICAN MORTGAGE ACCEPTANCE COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In thousands, except per share amounts)

	June 30, 2005	December 31, 2004
	(Unaudited)
Financial Position

Total assets	$398,147	$349,033

Repurchase facilities payable	$201,140	$157,633

Warehouse facility payable	$4,070	$3,827

Line of credit - due to related party	$—	$4,600

Mortgages payable on real estate owned	$40,748	$56,993

Preferred shares of subsidiary (subject to mandatory repurchase)	$25,000	$—

Total liabilities	$276,682	$228,501

Total shareholders’ equity	$121,465	$120,532

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)
Operations

Total revenues	$7,276	$5,396	$13,530	$10,918

Total expenses	5,182	2,645	9,455	5,442

Income before other income	2,094	2,751	4,075	5,476

Total other income	975	600	1,821	1,200

Net income	$3,069	$3,351	$5,896	$6,676

Net income per share (basic and diluted)	$0.37	$0.40	$0.71	$0.80

Weighted average shares outstanding
Basic	8,311	8,336	8,324	8,337

Diluted	8,311	8,336	8,327	8,345

Funds from Operations (“FFO”)(1), as calculated in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) definition, for the three and six months ended June 30, 2005 and 2004, is summarized in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Income	$3,069	$3,351	$5,896	$6,676

Depreciation of real property	336	59	702	308

FFO	$3,405	$3,410	$6,598	$6,984

Cash flows from operating activities	$2,843	$3,461	$6,504	$6,584

Cash flows from investing activities	$(23,261)	$(4,002)	$(56,638)	$8,683

Cash flows from financing activities	$19,139	$(7,864)	$56,309	$(14,839)

FFO per share (basic and diluted)	$0.41	$0.41	$0.79	$0.84

Weighted average shares outstanding
Basic	8,311	8,336	8,324	8,337

Diluted	8,311	8,336	8,327	8,345

(1)	FFO represents net income or loss (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, excluding depreciation and amortization related to real property and including funds from operations for unconsolidated joint ventures calculated on the same basis. AMAC calculates FFO in accordance with the NAREIT definition. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance, and, along with cash flows from operating activities, financing activities, and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures, and to fund other cash needs. Since not all companies calculate FFO in a similar fashion, our calculation presented above may not be comparable to similarly titled measures reported by other companies.

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in AMAC’s Annual Report on Form 10-K for the period ended December 31, 2004, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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